Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-52796, 333-34780, 33-80036, 33-80050, 333-62017, 333-117601 and 333- 117602) and on Form S-3 (File Nos. 333-143112, 333-64704, 333-43204, 333-52736, 33-64021, 333-08607, 333-56755, 333-64761, 333-89341, 333-109583 and 333-106918) of AVANT Immunotherapeutics, Inc. of our report dated March 18, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 18, 2008